Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Thomas P. Danaher
September 18, 2006		Paul M. Harbolick, Jr.
(703) 814-7200
Alliance Bankshares Announces Insurance Agency Acquisition
Key Northern Virginia Presence Added to Insurance Platform
CHANTILLY, VA – (NASDAQ: ABVA) Alliance Bankshares Corporation announced the execution of a definitive agreement for its subsidiary, Alliance Insurance Agency, Inc., to acquire the operations of Battlefield Insurance Agency of Manassas, Virginia in an all cash transaction. Battlefield provides insurance and a full array of financial services to a broad range of small and middle market businesses, professionals and consumers.
Oswald Skewes, CIC, founded Battlefield Insurance Agency in 1978. The two offices of Battlefield will continue to service the Prince William County market under the direction of Mr. Skewes.
“I am extremely pleased to announce that Battlefield has joined our operation,” said Thomas P. Danaher, President of Alliance Insurance Agency. “The professional nature of Ozzie’s operation and the high caliber of his employees make for an excellent first step in our strategy of bringing profitable, well-run agencies into the Alliance fold.”
“Associating ourselves with Alliance will allow us to offer our clients the resources of a larger organization while continuing the personal relationships we’ve worked hard to develop for the last 28 years. Just like Alliance, we are committed to a local presence with strong community roots,” said Ozzie Skewes. Mr. Skewes will become a Senior Vice President in the organization.
“This move demonstrates our continued commitment to build a first class diversified financial institution,” stated Thomas A. Young, President and CEO of Alliance Bankshares. “Ozzie and his employees share our vision for the future of our company.”
“In 2005, our organization made a strong commitment to diversify revenue and business lines,” stated Harvey E. Johnson Jr., Chairman of Alliance Bankshares. “We believe the Battlefield team will continue to propel our organization forward on the insurance front.”
The acquisition and the operating results for Battlefield Insurance will have a minimal positive impact on Alliance Bankshares’ 2006 results, but are expected to contribute to earnings in 2007 and beyond. The transaction is expected to close in the fourth quarter of 2006.
Alliance Bankshares Corporation is a locally managed community banking organization based in Northern Virginia. The independent status of the organization allows the Bank’s management to create, implement and maintain banking services with a level of flexibility, creativity and discretion that is not possible with larger institutions.
Some of the matters discussed herein may include forward-looking statements. These forward-looking statements may include statements regarding profitability and financial and other goals. These statements are based on certain assumptions and analyses by the Company and other factors it believes are appropriate in the circumstances. However, the Company’s expectations are subject to a number of risks and uncertainties and other factors that could cause actual results, events and developments to differ materially from those contemplated by any forward-looking statements herein. Consequently, all forwarding-looking statements made herein are qualified by these cautionary statements and cautionary language in the Company’s most recent report on Form 10-K and other documents filed with the Securities and Exchange Commission.
More information on Alliance Bankshares Corporation can be found online at
www.alliancebankva.com, or by phoning an Alliance office.
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